EXHIBIT 99.1

Selected Financial Data

The selected financial data presented below as of and for each of the years in the five-year period ended December 31, 2009, is derived from the audited consolidated financial statements of Host Hotels & Resorts, Inc. The consolidated financial statements as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009 are included elsewhere herein. The following table presents certain selected historical financial data which has been updated to reflect the impact of the disposition of one property and the retrospective application of two accounting standards and should be read in conjunction with the consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” appearing elsewhere herein:

	Calendar year
	2009	2008	2007	2006	2005
	(in millions, except per share amounts)
Income Statement Data:
Revenues	$4,144	$5,119	$5,227	$4,638	$3,566
Income (loss) from continuing operations	(197)	383	533	305	112
Income (loss) from discontinued operations(1)	(61)	31	201	462	59
Net income (loss)	(258)	414	734	767	171
Net income (loss) attributable to Host Hotels & Resorts, Inc.	(252)	395	703	727	156
Net income (loss) available to common stockholders	(261)	386	694	707	124
Basic earnings (loss) per common share :
Income (loss) from continuing operations	(.34)	.68	.94	.51	.18
Income (loss) from discontinued operations	(.11)	.06	.39	.96	.17
Net income (loss)	(.45)	.74	1.33	1.47	.35
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	(.35)	.66	.94	.51	.18
Income (loss) from discontinued operations	(.10)	.06	.38	.95	.17
Net income (loss)	(.45)	.72	1.32	1.46	.35
Dividends declared per common share(2)	.25	.65	1.00	.76	.41
Balance Sheet Data:
Total assets	$12,555	$11,950	$11,811	$11,808	$8,244
Debt	5,837	5,876	5,515	5,833	5,312
Preferred stock	97	97	97	97	241

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties disposed of and the gain or loss on those dispositions.
(2)	On September 14, 2009, Host’s Board of Directors declared a special dividend of $.25 per share on its common stock. Host paid approximately 90% of the special dividend with Host common stock, or 13.4 million common shares, with the remaining 10% paid with cash of approximately $15.6 million. All dividends prior to 2009 were paid with cash.

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